Prospectus Supplement No. 2 Filed Pursuant to Rule 424(b)(3)

(to Prospectus dated June 10, 2016 and

Prospectus Supplement No. 1 dated August 15, 2016)

Registration Statement No. 333-205757

TapImmune Inc.

71,046,767 Shares of Common Stock

This prospectus supplement No. 2 updates, amends and supplements the prospectus dated June 10, 2016, as supplemented by Prospectus Supplement No.1 dated August 15, 2016 which forms a part of our registration statement Form S-1 (Registration Statement No. 333-205757 relating to the resale of up to 71,046,767 shares of our common stock by the selling stockholders named in the “Selling Stockholders” section of the prospectus. We will not receive any proceeds from the sale of our shares by the selling stockholders.

This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on August 25, 2016, August 29, 2016 and September 15, 21016 (collectively the “Reports”). Accordingly, we have attached the Reports to this prospectus supplement and the Reports are incorporated by reference into this prospectus supplement.

The attached information updates, amends and supplements certain information contained in the prospectus. To the extent information in this prospectus supplement No. 2 differs from, updates or conflicts with information contained in the prospectus, the information in this prospectus supplement No. 2 is the more current information. This prospectus supplement is not complete without, and should not be delivered or utilized, except in conjunction with the prospectus, including any supplements and amendments thereto. You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTCQB marketplace under the symbol “TPIV.” On September 14, 2016, the last reported closing price of our common stock was $0.44 per share.

Investing in our common stock involves risks. You should carefully consider the risk factors for our business, our industry and our securities, which begin on page 1 of the prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 15, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 25, 2016

Date of Report

TAPIMMUNE INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27239	45-4497941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 N. Laura Street, Suite 2500 Jacksonville, FL		32202
(Address of principal executive offices)		(Zip Code)

(206) 504-7278

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2016 the Company announced that Mr. Michael Loiacono, a financial advisor to the Company has been appointed as the Company’s Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer. In connection with Mr. Loiacono’s appointment he entered into an Employment Agreement (the “Employment Agreement”) with the Company. The Employment Agreement provides that Mr. Loiacono’s base salary will be $200,000 per year and he is eligible for an annual performance bonus of up to 50% of his base salary. The term of the Employment Agreement is for two years and will be automatically extended for an additional 12 months unless terminated by Mr. Loiacono or the Company.

In connection with the execution of Mr. Loiacono’s Employment Agreement he will be granted equity awards under the Company’s 2014 Omnibus Stock Ownership Plan consisting of stock options to purchase 650,000 shares of the Company’s common stock at an exercise price of $0.475 per share equal to the fair market value of the common stock on the day immediately preceding the execution of the Employment Agreement, with 75,008 shares vesting immediately and the remaining shares vesting in 36 equal monthly installments of 15,972 shares on the last day of each of the 36 months following the grant date.

Mr. Loiacono is subject to a covenant not to disclose our confidential information during his employment term and an assignment of intellectual property rights. Also, during his employment term and for a period of 12 months thereafter, Mr. Loiacono covenants not to compete with us and not to solicit any of our customers, vendors or employees. If Mr. Loiacono breaches any of these covenants, the Company will be entitled to injunctive relief.

If Mr. Loiacono’s employment is terminated by us for Cause (as defined in his employment agreement) or by Mr. Loiacono during the term of the agreement, he will be entitled to receive his (i) then-current annual base salary through the date of termination; (ii) any reimbursable expenses for which he has not yet been reimbursed as of the date of termination; and (iii) any other rights and vested benefits (if any) provided under employee benefit plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs (“Accrued Compensation”).

If Mr. Loiacono’s employment is terminated by us without “Cause” or by him for “Good Reason” (as defined in his employment agreement), subject to his execution of a release of claims against us, and in addition to the payment of the Accrued Compensation, the Company is obligated to make payments to Mr. Loiacono within 60 days after his termination date equal to six months of his annual base salary, as in effect at the termination date, plus any earned but unpaid bonus (the “Additional Severance Payments”).

The employment agreement also contains change of control provisions providing that if Mr. Loiacono’s employment with the Company is terminated by the Company without Cause or by him for Good Reason during the period of ninety (90) days following a Change in Control (as that term is defined below) of the Company, in lieu of the Additional Severance Payments described above, Mr. Loiacono will be entitled to receive a severance payment equal to the sum of (i) eight (8) months of his annual base salary, at the higher of the base salary rate in effect on the date of termination or the base salary rate in effect immediately before the effective date of the Change of Control, and (ii) his Performance Bonus for the year which includes the effective date of the Change in Control, payable at the target level of performance, which will be paid in a single lump sum after his execution and non-revocation of the Release. In addition, he will also receive in the same payment the amount of any performance bonus that, as of the date of termination, has been earned by Mr. Loiacono but has not yet been paid by the Company. If Mr. Loiacono holds any stock options or other stock awards granted under the Company’s 2014 Omnibus Stock Ownership Plan which are not fully vested at the time his employment with the Company is terminated by the Company without Cause during the period of ninety (90) days following a Change in Control, such equity awards shall become fully vested as of the termination date. For purposes of the employment agreement, the term “Change in Control” means a transaction or series of transactions which constitutes a sale of control of the Company, a change in effective control of the Company, or a sale of all or substantially all of the assets of the Company, or a transaction which qualifies as a “change in ownership” or “change in effective control” of the Company or a “change in ownership of substantially all of the assets” of the Company under the standards set forth in Treasury Regulation section 1.409A-3(i)(5).

Mr. Loiacono’s employment agreement also provides that each of the payments and benefits under the agreement are subject to compliance with Section 409A of the Code and it includes time of payment language intended to comply with Section 409A requirements.

The foregoing summary is qualified in its entirety by the specific terms of the Employment Agreement attached as Exhibit 10.1 to this Form 8-K which is incorporated herein by reference.

The Company issued a press release on August 25, 2016 regarding the effective appointment of Mr. Loiacono as the Company’s Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

The information provided under Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement between TapImmune Inc. and Michel Loiacono dated as of August 25, 2016.

99.1	Press release issued on August 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAPIMMUNE INC.

Date: August 25, 2016	By:	/s/ Glynn Wilson
	Name:	Glynn Wilson
	Title:	Chairman and CEO

Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made on this 25th day of August, 2016 (the “Effective Date”), by and between TapImmune Inc., a Nevada corporation (the “Company”), and Michael J. Loiacono, an individual (the “Executive”).

WHEREAS, the Executive will serve as the Chief Financial Officer and Chief Accounting Officer of the Company.

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer and Chief Accounting Officer, and the Executive desires to accept such employment with the Company, in each case upon the terms and conditions set forth herein.

NOW WITNESSETH:

The Executive and the Company for themselves, their heirs, successors and assigns, in consideration of their mutual promises contained herein, intending to be legally bound, hereby agree to the following terms and conditions.

1. EMPLOYMENT. The Company will employ the Executive as the Chief Financial Officer and Chief Accounting Officer of the Company, and the Executive agrees to serve in such capacities and provide his services to the Company on the terms and conditions set forth in this Agreement.

2. POSITION AND DUTIES. On and after the date of this Agreement, the Executive will serve as the Chief Financial Officer and Chief Accounting Officer of the Company. The Executive agrees that during the Term (as defined below) he shall dedicate his full business time, attention and energies to performing his duties to the Company, as prescribed by the Chief Executive Office (the “CEO”). The Executive will manage the financial affairs of the Company and perform the duties typically assigned to the chief financial officer and chief accounting officer of a similarly situated company in the Company’s industry. The Executive shall also perform such other reasonable duties as may hereafter be assigned to him by the CEO, consistent with his abilities and position as the Chief Financial Officer and Chief Accounting Officer and providing such further services to the Company as may reasonably be requested of him. The Executive will report to the CEO of the Company, and carry out the financial decisions and otherwise abide by and enforce the lawful rules and policies of the Company.

The Executive shall devote his best business efforts to the business and affairs of the Company and, during the Term, shall observe at all times the covenants regarding non-competition, and confidentiality provided in Sections 5, 6 and 7 below. The Company and Executive acknowledge and agree that, during the Term, Executive shall be permitted to (i) serve on corporate, civic or charitable boards or committees, and (ii) manage passive personal investments, so long as any such activities do not unduly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. The Executive will be based in Jacksonville, Florida.

3. TERM. The term of this Agreement shall start on the Effective Date and end on the day preceding the second anniversary of the Effective Date (the “Initial Term”). The term of the Agreement will be automatically extended for successive additional twelve (12) month periods after the end of the Initial Term, unless terminated by the Company or the Executive by written notice to the other Party provided not later than twelve (12) months prior to the end of the Initial Term, or no later than ninety (90) days prior to the end of any such successive 12 month term, subject to termination pursuant to Section 8 below (the “Term”). However, the provisions of Sections 5, 6 and 7 shall continue in force in accordance with the provisions therein and shall survive the expiration or termination of the Term and this Agreement.

4. COMPENSATION AND BENEFITS.

(a) Base Salary. The Executive’s annual base salary shall be two hundred thousand dollars ($200,000) per year, which shall be paid bi-weekly by the Company to the Executive in accordance with the Company’s customary payroll practices, subject to customary withholding as required by applicable law. This annual base salary shall be reviewed by the CEO periodically, and the CEO may increase the Executive’s annual base salary from time to time as the CEO deems to be appropriate subject to performance and market conditions. The Executive’s salary will not be reduced without Executive’s prior written consent.

(b) Incentive Compensation. During the Term, the Executive shall be entitled to earn an annual bonus in the amount of (i) up to 30% of Employee’s annual base salary upon the achievement of annual plan goals (the “Target Bonus”) and (ii) up to 50% of Employee’s base salary (exclusive of the Target Bonus) upon the achievement of stretch goals (the “Stretch Bonus”), if applicable, based on goals and other conditions as the CEO shall determine in accordance to annual guidelines from the Board of Directors (the “Annual Performance Bonus”). The Annual Performance Bonus will be payable in the form of either cash or in shares of the Company’s common stock or a combination thereof, according to annual guidelines from the Board of Directors, in any case to be paid or delivered as soon as practicable after the end of the year in which they are earned and in any event not more than sixty (60) days after the end of such year.

Any such Annual Performance Bonus, as well as any equity awards which are granted to the Executive or which become vested as a result of the satisfaction of financial performance goals of the Company, shall be subject to the Company’s Policy on Recoupment of Executive Incentive Compensation, and that the Executive shall be obligated to repay to the Company, any and all amounts received with respect to the Annual Performance Bonus or performance-based equity awards, to the extent such a repayment is required by the terms of the Policy on Recoupment of Executive Incentive Compensation, as such policy may be amended from time to time

(c) Equity Awards. The Executive will be granted equity awards under the Company’s 2014 Omnibus Stock Ownership Plan consisting stock options to purchase 650,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the common stock on the date immediately prior to the date of this Agreement, which 75,008 options shall vest immediately and the remaining options shall vest in 36 equal monthly installments of

15,972 options on the last day of each of the 36 months following the grant date. Should the Company terminate this Agreement after the Initial Term other than for Cause, any unvested stock options shall vest immediately on the last day of the Initial Term.

(d) Benefits. The Executive shall be entitled to participate in all group insurance, vacation, retirement and other employee benefits established by Company for its full time employees generally, on terms comparable to those provided to such employees from time to time by the Company. Nothing in this Agreement will preclude the Company from terminating or amending any employee benefit plan so as to change eligibility or other requirements or eliminate, reduce or otherwise change any benefit, provided that such termination or amendment applies equally to the Executive and other full time employees of the Company.

(e) Paid Time off. The Executive shall be entitled to eighteen (18) days paid vacation per calendar year plus such sick leave as he may reasonably and actually require. Accrued and unused vacation shall be paid at termination for any reason.

(f) Reimbursement of Business Expenses. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the written policies of the Company as in effect from time to time, including but not limited to daily parking (if applicable) and monthly mobile telephone charges.

The Company shall maintain a Directors and Officers Insurance policy with no less than $2 million coverage, and to list the Executive as one of the covered management employees under such policy.

5. CONFIDENTIAL INFORMATION. The Executive agrees that during and after his employment with the Company, he will hold in the strictest confidence, and will not use (except for the benefit of the Company, or any of the Company’s other subsidiaries or affiliates) or disclose to any person, firm, or corporation any Company Confidential Information except as necessary in carrying out his work for the Company. The Executive understands that his unauthorized use or disclosure of Company Confidential Information during his employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. The Executive understands that “Company Confidential Information” means any non-public information that relates to the actual or anticipated business, research or development of the Company, or subsidiaries or affiliates (collectively, for the purposes of this section, the “Company”), or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which the Executive called or with which he may become acquainted during the term of his employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information; provided, however, Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of the Executive or, to the extent known by the Executive, of others. The Executive understands that nothing in this Agreement is intended to limit the Executive’s rights to discuss the terms, wages, and working conditions of his employment, as protected by applicable law.

The Executive recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. The Executive agrees at all times during his employment with the Company and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such Associated Third Parties. The Executive further agrees to comply with any and all written Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. The Executive understands that his unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during his employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

Notwithstanding anything in this Section 6 to the contrary, the Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Executive should file a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to a court order.

Upon termination of his employment with the Company, the Executive will promptly deliver to the Company, and will not keep in his possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by him pursuant to his employment with the Company, obtained by him in connection with his employment with the Company, or otherwise belonging to the Company, its successors, or assigns. The Executive also consents to an exit interview to confirm his compliance with this Section 5, if requested by the Company.

6. INTELLECTUAL PROPERTY RIGHTS. Any and all concepts, improvements, computer software, articles, pamphlets, brochures, marketing plans, or other information (collectively, “Developments”) which the Executive discovers, edits or develops during the Term of his/her employment, which relates to or is useful in connection with the business of Company, shall be deemed work for hire and shall be the sole and exclusive property of the Company. The Executive hereby assigns, transfers and conveys to the Company all right, title and interest in, and to all such Developments. The Executive shall make full disclosure thereof to the Company and shall do such acts and deliver all such instruments as the Company shall reasonably require of Executive, at the Company’s expense, to effect such ownership and to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark, registrations or copyrights under United States or foreign law with respect to such Developments or to obtain any extension, valid action, reissuance, continuance or renewal of any such patent, trademark or copyright.

7. NON-COMPETITION AND NON-SOLICITATION COVENANTS. As additional consideration to the Company for entering into this Agreement, the Executive covenants that during the Restricted Period (as defined below), he shall not:

(a) compete against the Company, or any subsidiary or affiliate of the Company that is engaged in the Business (as defined below) (collectively, the “Applicable Entities”), either directly or indirectly, by taking employment, assisting or serving as an independent contractor, consultant, partner, director or officer with a competitor of any of the Applicable Entities, or starting his own business that would compete directly or indirectly with any of the Applicable Entities, or have a material interest in any business, corporation, partnership, limited liability company or other business entity which competes directly or indirectly with any of the Applicable Entities. For purposes of this covenant, the term “the Business” shall mean developing, producing, designing, providing, soliciting orders for, selling, distributing, or marketing Company Products and Services in any state of the United States of America in which any of the Applicable Entities does business. For purposes hereof, “Company Products and Services” means any cancer immunotherapy T-cell vaccines and related applications (i) which the Applicable Entities currently and reasonably anticipate developing, producing, designing, providing, marketing, distributing or selling as of the date of the termination of Executive’s employment with the Company, (ii) which the Applicable Entities develop, produce, design, provide, market or distribute while Executive is employed by the Applicable Entities or is otherwise providing services to the Applicable Entities, or (iii) that compete with any of the products and services of the Applicable Entities referenced in (i) or (ii) above. For the purpose of defining and enforcing this covenant, the competitors of the Applicable Entities will be identified at the time the Company seeks enforcement of this covenant. This determination shall be based on the then-existing market area of the Applicable Entities at the time enforcement of this covenant is sought. Notwithstanding the foregoing, investment by the Executive constituting less than five percent (5%) of the outstanding securities in a publicly-traded entity that may compete with the Applicable Entities shall not constitute a violation of this Section 7(a) as long as the Executive is not actively involved in such entity’s business.

(b) solicit or encourage, or attempt to solicit or encourage, any current customer or vendor of any of the Applicable Entities to do business with any person or entity in competition with any of the Applicable Entities or to reduce the amount of business which any such customer or vendor has customarily done or contemplates doing with any of the Applicable Entities, whether or not the relationship between any of the Applicable Entities and such customer or vendor was originally established in whole or in part through the Executive’s efforts; provided, however, that this Section 7(b)shall not be interpreted as preventing the Executive from conducting a business that does not consist of the Business conducted by the Applicable Entities with any customers or vendors of the Applicable Entities; or

(c) solicit or encourage, or attempt to solicit or encourage, any employee of the Company or any of the Applicable Entities, whether as an officer, employee, consultant, agent or independent contractor, or any person who was so employed or engaged at any time during the six (6) month period prior to the date of the Executive’s solicitation, to leave his or her employment with the Company or any of the Applicable Entities, to cease providing services to the Company or any of the Applicable Entities, or to accept employment with any other person or entity; provided however, that general solicitations not specifically targeted to employees of the Company or any of the Applicable Entities shall not constitute a breach of this Section 7(c).

These covenants not to compete and not to solicit shall apply during the entire Term of the Executive’s employment with the Company and for a period of twelve (12) months following the date on which Executive is last employed by the Company (the “Restricted Period”). In the event of a breach by the Executive of any of the covenants in this Section 7, the term of the Restricted Period will be extended by the period of the duration of such breach.

The Executive agrees that the relevant public policy and legal aspects of covenants not to compete have been discussed with him and that every effort has been made to limit the restrictions placed upon Executive to those that are reasonable and necessary to protect the legitimate interests of the Company, and the other Applicable Entities. The Executive acknowledges that, based upon his education, experience, and training, the non-compete and non-solicitation provisions of this Section 7 will not prevent the Executive from earning a livelihood and supporting the Executive and his family during the relevant time period.

The existence of a claim, charge, or cause of action by the Executive against the Company, or any other Applicable Entity shall not constitute a defense to the enforcement by the Company, or any other Applicable Entity of the foregoing restrictive covenants, but such claim, charge, or cause of action shall be litigated separately.

If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, the court is hereby expressly authorized to modify this Agreement or to interpret this Agreement to extend only over the maximum period of time, range of activities, or geographic areas as to which it may be enforceable.

8. TERMINATION OF EMPLOYMENT. Notwithstanding anything else contained in this Agreement, the Term of Executive’s employment under this Agreement may be terminated prior to the end of the Term stated in Section 3 above upon the earliest to occur of the events described in Subsections 8(a) or 8(b) below. To terminate the Executive’s employment with the Company and the Term pursuant to this Section 8, the terminating party shall provide to the other party a written notice of termination (a “Termination Notice”), which shall (i) indicate the specific termination provision of this Agreement relied upon, (ii) briefly summarize the facts and circumstances that provide the bases for such termination, (iii) specify the termination date in accordance with the requirements of this Agreement, and (iv) otherwise comply with any notice-related term in this Agreement applicable to the specific type of termination.

(a) Termination by the Company. The Company may terminate the Executive’s employment with the Company and the Term under this Agreement:

1.	Upon the Executive’s Disability (as defined below), such termination to be effective on the date of written notice by the Company that the Executive’s employment is being terminated as a result of such Disability or such later date as may be specified in writing by the Company;

2.	Upon the Executive’s death, to be effective immediately upon the date of death;

3.	For Cause (as defined below), which termination shall be effective on the date specified in the Termination Notice;

4.	If the Board determines in good faith that Company is unable to continue to pay the level of compensation due to the Executive under Section 4 of this Agreement, except in connection with a change of control, whether as a result of the Company’s failure to obtain additional equity funding as needed to sustain its operations or otherwise; or

5.	By the Company for any reason other than under Subsections (a)(1), (2), (3) or (4), or for no reason (it being understood that Executive’s employment is “at will”), upon written notice by the Company to the Executive that the Executive’s employment is being terminated, which termination shall be effective on the date of such notice or such later date as may be specified in writing by the Company.

(b) Termination by the Executive. The Executive may terminate his employment with the Company and the Term under this Agreement either (i) for Good Reason (as defined below) by providing a Termination Notice to the Company as described above; or (ii) without Good Reason by written notice of termination of his employment to the Company.

(c) Definition of “Disability.” For purposes of this Agreement, “Disability” shall mean the Executive’s incapacity or inability to perform his duties and responsibilities as contemplated under this Agreement with any reasonable accommodation that the Company may be required to provide in accordance with the Americans with Disabilities Act for one hundred twenty (120) consecutive days or for more than one hundred twenty (120) days within any one (1) year period (cumulative or consecutive) due to impairment to his physical or mental health. For this purpose, the Executive shall be presumed to have suffered a Disability if he is determined to be entitled to Social Security disability benefits by the Social Security Administration. The Executive hereby consents to a medical examination and consultation, at the Company’s sole expense, regarding his health and ability to perform as aforesaid.

(d) Definition of “Cause.” The Company shall have “Cause” to terminate the Executive only for any of the following reasons:

1.	The Executive’s fraudulent, dishonest or illegal conduct in the performance of services for or on behalf of the Company or any of its subsidiaries or affiliates or other conduct in violation of Company policy or materially detrimental to the business, operations or reputation of the Company or any of its subsidiaries or affiliates, as determined by the CEO in good faith;

2.	The Executive’s embezzlement, misappropriation of funds or fraud, whether or not related to his employment with the Company;

3.	Insubordination, negligence, willful misconduct or willful failure to comply with directions of the CEO;

4.	A breach of the Executive’s duty of loyalty to the Company or any of its subsidiaries;

5.	The Executive’s violation of any Company policy, including but not limited to the Company’s Code of Ethics, and its policies regarding discrimination, harassment and retaliation;

6.	The Executive’s gross misconduct or intentional failure to comply with any lawful direction of the CEO consistent with his duties hereunder;

7.	The conviction by a court of competent jurisdiction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony;

8.	A determination by the CEO that the Executive has committed an act of fraud, embezzlement or conversion of property related to the Company or any of its customers or suppliers; or

9.	Any other intentional breach of the Executive’s obligations under this Agreement which is not promptly cured after notice and demand by the CEO.

(e) Definition of “Good Reason.” For the purposes of this Agreement, “Good Reason” shall mean without the prior written consent of the Executive:

1.

A reduction by the Company of the Executive’s annual base salary from the amount specified in Section 4, provided that, such a reduction shall not be considered “Good Reason” if the reduction results from a determination by the Board in good faith that Company is unable to continue to pay the level of executive compensation due to the

Executive and similarly situated executives, whether as a result of the Company’s failure to obtain additional equity funding as needed to sustain its operations, or otherwise except in conjunction with a change in control;

2.	A demotion or other material diminution by the Company in the Executive’s authority, duties, or responsibilities from those specified in Section 2;

3.	A change by the Company of the principal location at which the Executive is required to perform his duties for Company to a new location that is at least fifty (50) miles from the Company’s headquarters in Jacksonville, Florida; or

4.	Any other material breach of this Agreement by the Company.

(f) Termination Notice and Cure. Notwithstanding the foregoing subsection (e) of this Section 8, “Good Reason” shall not be deemed to have occurred, and the Executive shall be deemed to have irrevocably waived his right to terminate the Executive’s employment with the Company and the Term under this Agreement with respect thereto, unless: (i) the Executive has provided the Company with a Termination Notice describing one or more of the grounds set forth in Section 8(e) as soon as reasonably practicable, but in no event later than one hundred fifty (150) days after such ground occurring or is discovered (as applicable), (ii) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (iii) the Executive terminates the Executive’s employment with the Company within six (6) months from the date on which the event constituting Good Reason first occurs or is discovered (as applicable). The Executive shall have the burden of proving the occurrence of an event constituting “Good Reason” hereunder.

Similarly, notwithstanding the foregoing subsection (d) of this Section 8, “Cause” shall not be deemed to have occurred, and the Company shall be deemed to have irrevocably waived their right to terminate the Executive’s employment with the Company and the Term under this Agreement with respect thereto, unless: (i) the Company has provided the Executive with a Termination Notice describing one or more of the grounds set forth in Section 8(d) as soon as reasonably practicable, but in no event later than one hundred fifty (150) days after the CEO first receives notice of the grounds for termination (as applicable), (ii) if such ground is capable of being cured, the Executive has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (iii) the Company terminates the Executive’s employment with the Company within six (6) months from the date on which the CEO first received notice of the event constituting Cause.

9. SEVERANCE PAY.

(a) In the event the Executive’s employment with the Company is terminated by the Company during the Term for Cause (as defined in Section 8(d) above), or by the Executive other than for Good Reason (as defined in Section 8(e) above), the compensation and benefits the Executive shall be entitled to receive from the Company shall be limited to:

(i) his then-current annual base salary pursuant to Section 4 through the date of termination, payable in accordance with the Company’s standard payroll practices;

(ii) any reimbursable expenses for which the Executive has not yet been reimbursed as of the date of termination;

(iii) any accrued paid time off; and

(iv) any other rights and vested benefits (if any) provided under employee benefit plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs.

(b) If the Executive’s employment with the Company is terminated due to death or disability or the inability of the Company to continue to pay Executive’s salary, the Company will pay all salary and bonuses to the date of termination.

(c) If the Executive’s employment with the Company is terminated during the Term, either by the Company without Cause or by the Executive for Good Reason, in addition to the amounts in Subsection (a) of this Section 9, the Executive shall also be entitled to receive severance pay equal to six (6) months of his annual base salary pursuant to Section 4, at the rate in effect on the date of termination in addition to any accrued paid time off. This severance pay shall be paid to the Executive in cash either monthly or in a single lump sum payment, within thirty (30) days after the date of the termination of the Executive’s employment with the Company, but no earlier than fifteen (15) days after the Executive’s execution and non-revocation of a general release of all claims against the Company, its officers, directors, employees and affiliates, in form and substance satisfactory to the Company (the “Release”). In addition, the Executive shall also receive upon termination any annual performance bonus that, as of the date of termination, has been earned by the Executive but has not yet been paid by the Company to the Executive.

If Executive is eligible for and elects to receive continuation group health coverage mandated by Section 4980B of the Internal Revenue Code or similar state laws (“COBRA”) during the severance period, Executive will be responsible for paying such COBRA premiums and the Company will reimburse Executive for the amount of the COBRA premiums (“Health Care Continuation”).

(d) Notwithstanding anything in this Agreement to the contrary, it will be a condition to the Executive’s right to receive any severance benefits under Subsection (c) of this Section 9 that he execute and deliver the Release to the Company upon his separation from service, and that he does not revoke the Release during the fifteen (15) day period thereafter. Subject to Section 14 below, the severance payments under this Section 9 will be made no earlier than fifteen (15) days after the Executive has executed, delivered and not revoked the Release as required under this Section 9.

10. CHANGE OF CONTROL

(a)	If the Executive’s employment with the Company is terminated either by the Company without Cause or by the Executive for Good Reason during the period of eight (8) months following a Change in Control of the Company (as that term is defined below), in addition to the amounts in Subsection (a) of Section 9, but in lieu of any severance payments under Subsection (b) of Section 9, the Executive shall be entitled to receive a severance payment equal to the sum of (i) eight (8) months of his annual base salary pursuant to Section 4, at the higher of the base salary rate in effect on the date of termination or the base salary rate in effect immediately before the effective date of the Change of Control, and (ii) the Executive ‘s Annual Performance Bonus for the year which includes the effective date of the Change in Control, payable at the full target level of performance including any bonus declared and not yet paid. This severance pay shall be paid to the Executive in cash in a single lump sum payment, within thirty (30) days after the date of the termination of the Executive’s employment with the Company, but no earlier than fifteen (15) days after the Executive’s execution and non-revocation of the Release. In addition, the Executive shall also receive in the same payment the amount of any annual performance bonus that, as of the date of termination, has been earned by the Executive but has not yet been paid by the Company to the Executive.

(b)	If Executive is eligible for and elects to receive continuation group health coverage mandated by Section 4980B of the Internal Revenue Code or similar state laws (“COBRA”) during the period of eight (8) months, Executive will be responsible for paying such COBRA premiums and the Company will reimburse Executive for the amount of the COBRA premiums (“Health Care Continuation being paid by it immediately prior to Executive’s termination.

(c) If the Executive holds any stock options or other stock awards granted under the Company’s equity plan which are not fully vested at the time his employment with the Company is terminated either by the Company without Cause or by the Executive for Good Reason during the period of eight (8) months following a Change in Control, such equity awards shall become fully vested as of the termination date.

(d) For purposes of this Agreement, the term “Change in Control” shall mean a transaction or series of transactions which constitutes a sale of control of the Company, a change in effective control of the Company, or a sale of all or substantially all of the assets of the Company, or a transaction which qualifies as a “change in ownership” or “change in effective control” of the Company or a “change in ownership of substantially all of the assets” of the Company under the standards set forth in Treasury Regulation section l.409A-3(i)(5).

(d) If any severance payments otherwise payable to the Executive under this Agreement in connection with a Change in Control would, when combined with any other payments or benefits the Executive becomes entitled to receive that are contingent on the same Change in Control (such payments and benefits to be referred to as “Parachute Payments”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the severance payments payable to the Executive under this Section 10 shall be reduced to such extent which would result in no portion of such severance benefits being subject to the Excise Tax under Section 4999 of the Code (the “Reduced Amount”). Any determination of the Excise Tax or the Reduced Amount required under this Section 10(d) shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon the Company and the Executive for all purposes. For purposes of making the calculations required by this Section 10(d), the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish such information and documents as the accountants may reasonably request in order to make a determination under this Section 10(d). The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 10(d).

11. NO BREACH. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound except for agreements entered into by and between the Executive and the Company or any other member of the Company’s group pursuant to applicable law, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity that would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for the Company or other member(s) of the Company’s group, as the case may be.

12. NOTICES. All notices or communications required by or bearing upon this Agreement or between the Parties shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the first business day following the date of dispatch if delivered using a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice delivered to their respective addresses set forth below:

(a)	if to the Executive, to:

Michael J. Loiacono

3532 Bay Island Circle.

Jacksonville Beach, Florida 32250

(b)	if to the Company, to:

TapImmune Inc.

50 N. Laura St. - Suite 2500

Jacksonville, FL 32202

Attn: Chief Executive Officer

13. NON-ASSIGNMENT. The Executive and the Company each acknowledges the unique nature of services to be provided by the Executive under this Agreement, the high degree of responsibility borne by him and the personal nature of his relationship to the Company’s business and customers. Therefore, the Executive and the Company agree that Executive may not assign this Agreement or any of his rights or responsibilities hereunder without the prior written consent of the Company. Similarly, the Company may not assign this Agreement or any of its rights or responsibilities hereunder without the prior written consent of the Executive except to another entity that survives a merger, acquisition or consolidation with the Company or which otherwise succeeds to all or substantially all of the Company’s assets or business. Any purported assignment in violation hereof is void.

14. COMPLIANCE WITH SECTION 409A OF THE CODE. The Executive and the Company each acknowledges that each of the payments and benefits promised to Executive under this Agreement must either comply with the requirements of Section 409A of the Code (“Section 409A”), and the regulations thereunder or qualify for an exception from compliance. To that end, the Executive and the Company agree that the severance payments described in Sections 9 and 10 are intended to be excepted from compliance with Section 409A as either short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4) or separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9).

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred to and paid on the later of the date sixty (60) days after the Executive’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if the Executive is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company on the date of his separation from service, the first day of the seventh month following the Executive’s separation from service. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

15. INJUNCTIVE RELIEF. The Executive acknowledges and accepts that his compliance with Sections 5, 6 and 7 is an integral part of the consideration to be received by the Company and is necessary to protect the equity value, business and goodwill and other proprietary interests of the Company. The Executive and the Company each acknowledge that a breach by the other Party of this Agreement (including a breach by the Executive of Sections 5, 6 and 7 will result in irreparable and continuing damage to the other Party for which the remedies at law will be inadequate, and agrees that, in the event of any breach by the other Party of this Agreement, the non-breaching Party shall be entitled to injunctive relief and to have this Agreement specifically performed, which shall be in addition to, and not in lieu of, any other relief to which such Party shall be entitled.

16. ENFORCEABILITY. If any provision of this Agreement shall be found by a court with proper jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified, narrowed, or restricted only to the limited extent and in the manner necessary to render the same valid and enforceable, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified, narrowed, or restricted.

17. GENERAL PROVISIONS.

(a) This agreement shall be governed by the laws of the State of Florida, without giving effect to any principles of conflicts of law that would result in application of the law of any other jurisdiction.

(b) This Agreement represents the sole agreement of the Executive and the Company concerning the subject matter hereof and supersedes all prior communications, representations and negotiations, whether oral or written, concerning such subject matter.

(c) This Agreement can only be modified or amended by the written consent of both Executive and the Company hereto which states that it constitutes an amendment hereto.

(d) No purported waiver of any provision of this Agreement shall be legally effective unless upon the Party providing such waiver has duly executed and delivered to the other Party a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived. Failure by either Party to pursue remedies or assert rights under this Agreement shall not be construed as waiver of that Party’s rights or remedies, nor shall a Party’s failure to demand strict compliance with the terms and conditions of this Agreement prohibit or estop that Party from insisting upon strict compliance in the future.

(e) This Agreement shall bind the Parties’ respective heirs, successors, representatives and permitted assigns

(f) No Person other than Parties and their respective heirs, successors, representatives and permitted assigns of the parties is a party to, or shall otherwise have any rights with respect to, this Agreement.

(g) This Agreement may be executed in any number of counterparts and it shall not be necessary for the parties to execute any of the same counterparts hereof. Counterparts to this Agreement may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above, to be effective on the Effective Date, for the purposes herein contained.

COMPANY – TapImmune, Inc.		EXECUTIVE

By:	/s/ Glynn Wilson	/s/ Michel Loiacono
Glynn Wilson, Chief Executive Officer		Michael J. Loiacono

[Signature Page to Employment Agreement]

Exhibit 99.1

TapImmune Appoints Michael J. Loiacono as Chief Financial Officer

Accomplished Financial Director & CFO of Public Companies

August 25, 2016, Jacksonville, FL,, TapImmune Inc. (OTCMKTS: TPIV), a clinical-stage immuno-oncology company specializing in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of cancer & metastatic disease, is pleased to announce the appointment of Michael J. Loiacono as its Chief Financial Officer and Chief Accounting Officer. Mr. Loiacono will also act as Corporate Secretary and Treasurer. Mr. Loiacono has served an advisory role as a finance consultant to TapImmune since March 2016.

Mr. Loiacono served as CFO of Global Axcess Corporation, a publicly-traded company, from 2006-2013 where he was responsible for the overall strategy of the company including capital raises, mergers & acquisitions, corporate finance, treasury, accounting and investor relations. Upon the acquisition of Global Axcess by FCTI, Inc., he was responsible for the company’s strategic development including new products and services, entrance into new markets and maximizing gross and net revenues. In 2009, he was named “Jacksonville Florida Ultimate CFO of the year” by the Jacksonville Business Journal.

Prior to Global Axcess/FCTI Mr. Loiacono held various positions of increasing responsibility in finance management through several private and publicly-traded organizations. He has a degree in Business Management from Rutgers University, Business School, NJ.

Dr. Glynn Wilson, Chairman & CEO of TapImmune, stated, “We welcome Mr. Loiacono to a key position in the TapImmune management team. As an advisor to the Company, Mr. Loiacono has clearly demonstrated his financial skills and ability to professionally lead our finance and accounting functions consistent with our projected up-list to the Nasdaq National Markets”.

“It’s truly an exciting opportunity to join an industry-leader like TapImmune and be a part of the management team,” said Mr. Loiacono, “The Company has become a leader in the area of immuno-oncology as a result of innovative science, passionate employees and talented researchers. I look forward to working with this fantastic team as we continue to forge ahead in this very important industry and bring increased value to our shareholders.”

About TapImmune Inc.

TapImmune Inc. is an immune-oncology company specializing in the development of innovative technologies for the treatment of cancer, including metastatic disease. The Company’s peptide or nucleic acid-based immunotherapeutics, comprise one or multiple naturally processed epitopes (NPEs) designed to comprehensively stimulate a patients’ killer T-cells, helper T-cells and to restore or further augment antigen presentation by using proprietary nucleic acid-based expression systems. The Company’s technologies may be used as stand-alone medications or in combination with current treatment modalities. Please visit the Company’s website at www.tapimmune.com for details.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

CONTACTS:

TapImmune Inc.,

Glynn Wilson, Ph.D.

Chairman & CEO

(866)-359-7541

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 26, 2016

Date of Report

TAPIMMUNE INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27239	45-4497941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 N. Laura Street, Suite 2500 Jacksonville, FL		32202
(Address of principal executive offices)		(Zip Code)

(904) 516-5436

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sale of Equity Securities.

Private Placement Transaction

As previously announced in the Current Report on Form 8-K, filed by TapImmune Inc. (the “Company”) on August 11, 2016 (the “Prior 8-K”), the Company entered into an Agency Agreement, dated July 21, 2016, as amended by the First Amendment, dated July 29, 2016, by and between the Company and Katalyst Securities LLC (“Katalyst”) and GP Nurmenkari Inc. (“GPN”) (the “Agency Agreement”), under which Katalyst and GPN agreed to act as the Company’s agents in connection with a private placement of units with accredited investors under Rule 506 of Regulation D (the “Offering”). The units (“Units”) consisted of (i) one share of the Company’s common stock, par value $0.001 per share and (ii) one five-year warrant to purchase one share of Company common stock for $0.50 (the “PIPE Warrants”).

On August 26, 2016, a second closing of the Offering was held and the Company issued and sold an aggregate of 1,772,500 Units at a purchase price per Unit of $0.40 for an aggregate of $709,000, pursuant to Subscription Agreements, in which the Company and investors made customary representations to each other.

Pursuant to the Agency Agreement, the Company paid to Katalyst: (i) an aggregate cash fee for placement agent and financial advisory services equal to 10% of the gross proceeds of the Offering from investors first contacted by Katalyst in connection with the Offering; and (ii) warrants to purchase a number of shares of common stock of the Company equal to 10% of the number of shares sold in the Offering to investors first contacted by Katalyst in connection with the Offering (the “Katalyst Warrants”). The Katalyst Warrants have the same terms as the PIPE Warrants issued in the Offering, except that the exercise price of the Katalyst Warrants is $0.40.

Pursuant to a Registration Rights Agreement entered into in connection with the Offering, promptly, but no later than 120 calendar days after the initial closing of the Offering (August 10, 2016), the Company is required to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) registering for resale (a) the common stock issued in the Offering; (b) the shares of common stock issuable upon the exercise of the PIPE Warrants; and (c) the shares of common stock issuable upon the exercise of the warrants issued to Katalyst Securities LLC, which acted as placement agent in the Offering (as described below). The Company is required to use its commercially reasonable efforts to ensure that the Registration Statement is declared effective within 90 calendar days after filing with the SEC.

The foregoing is a summary of the terms of the Agency Agreement, the PIPE Warrants, the Katalyst Warrants, the Subscription Agreement and the Registration Rights Agreement and does not purport to be complete. The foregoing summary is qualified in its entirety by reference to the full text of the Agency Agreement, PIPE Warrants, Katalyst Warrants, Subscription Agreement and Registration Rights Agreement, copies of which were filed as Exhibits to the Prior 8-K and are incorporated herein by reference.

The securities were sold in reliance upon exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”) and Rule 506 promulgated thereunder. In determining that the issuance of the securities qualified for an exemption under Section 4(a)(2) and Rule 506, the Company relied on the following facts: (i) all of the purchasers in the Offering were accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act, (ii) the Company did not use any form of general solicitation or advertising to offer the Units; and (iii) the investment intent of the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAPIMMUNE INC.

Date: August 29, 2016	By:	/s/ Glynn Wilson
	Name:	Glynn Wilson
	Title:	Chairman and CEO

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 15, 2016

Date of Report

TAPIMMUNE INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27239	45-4497941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 N. Laura Street, Suite 2500 Jacksonville, FL		32202
(Address of principal executive offices)		(Zip Code)

(904) 516-5436

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03    Material Modification to Rights of Security Holders.

The Board of Directors of TapImmune Inc., a Nevada corporation (the “Company”), has approved a reverse stock split of the Company’s authorized, issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), at a ratio of 1-for-12 (the “Reverse Stock Split”). On September 15, 2016, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is filed herewith as Exhibit 99.1.

Reasons for the Reverse Stock Split

The Reverse Stock Split is being effected in connection with the Company’s intent to apply to list the Common Stock on the NASDAQ Capital Market. As of the date of this report, bid and ask prices for the Common Stock are quoted on the OTC Markets Inc. OTCQB Marketplace and the Common Stock has not been approved for listing on the NASDAQ Capital Market or any other securities exchange, and any such listing may never occur.

Effects of the Reverse Stock Split

Effective Date; Symbol; CUSIP Number. The Reverse Stock Split will become effective with FINRA and in the marketplace on September 16, 2016 (the “Effective Date”), at which time the Common Stock will begin trading on a split-adjusted basis. On the Effective Date, the trading symbol for the Common Stock will change to “TPIVD” for a period of 20 business days, after which the final “D” will be removed from the Company’s trading symbol, which will revert to the original symbol of “TPIV”. In connection with the Reverse Stock Split, the CUSIP number for stock certificates issued after the Reverse Stock Split will be 876033 408.

Split Adjustment; Treatment of Fractional Shares. On the Effective Date, the total number of shares of Common Stock held by each stockholder of the Company will be converted automatically into the number of shares of Common Stock equal to the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the Reverse Stock Split divided by 12, with such resulting number of shares rounded up to the nearest whole share. The Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split. As a result, no fractional shares will be issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split.

Also on the Effective Date, all options, warrants and other convertible securities of the Company outstanding immediately prior to the Reverse Stock Split will be adjusted by dividing the number of shares of Common Stock into which the options, warrants and other convertible securities are exercisable or convertible by 12 and multiplying the exercise or conversion price thereof by 12, all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities.

Certificated and Non-Certificated Shares. Stockholders who are holding their shares in electronic form at brokerage firms do not need to take any action, as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts. Stockholders holding paper certificates also do not need to take any action, as the paper certificates after the Reverse Stock Split will represent one-twelfth of the shares listed thereon.

Nevada State Filing. The Reverse Stock Split was effected pursuant to the Company’s filing of a Certificate of Change (the “Certificate”) with the Secretary of State of the State of Nevada on September 13, 2016, in accordance with Nevada Revised Statutes (“NRS”) Section 78.209. The Certificate will become effective on the Effective Date. A copy of the Certificate is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

No Stockholder Approval Required. Under Nevada law, because the Reverse Stock Split was approved by the Board of Directors of the Company in accordance with NRS Section 78.207, no stockholder approval is required. Pursuant to NRS Section 78.207, the Company may effect the Reverse Stock Split without stockholder approval if (i) both the number of authorized shares of the Common Stock and the number of issued and outstanding shares of Common Stock are proportionally reduced as a result of the Reverse Stock Split, (ii) the Reverse Stock Split does not adversely affect any other class of stock of the Company and (iii) the Company does not pay money or issue scrip to stockholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split. As described herein, the Reverse Stock Split complies with these requirements.

Capitalization.

As of September 14, 2016, the Company was authorized to issue 500,000,000 shares of Common Stock, there were 100,504,256 shares of common stock issued and outstanding, and there were 67,715,002 shares of common stock reserved for issuance pursuant to options, warrants and other convertible securities. As a result of the reverse stock split and immediately following the effect of the reverse stock split, the Company will be authorized to issue 41,666,667 shares of common stock; there will be 8,375,355 shares of common stock issued and outstanding (subject to adjustment due to the treatment of fractional shares) and there will be 5,642,917 shares of common stock reserved for issuance pursuant to options, warrants and other convertible securities (subject to adjustment due to the treatment of fractional shares). The reverse stock split will have no effect on the par value of the common stock.

Immediately after the Reverse Stock Split, each stockholder’s percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor changes and adjustments that will result from the treatment of fractional shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Stock Split.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth in Item 3.03 is hereby incorporated by reference into this Item 5.03.

Item 8.01    Other Events.

On September 6, 2016, the Company issued a press release announcing recent corporate developments. A copy of this press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits

3.1	Certificate of Change of TapImmune Inc. dated September 13, 2016

99.1	Press Release of TapImmune Inc., dated September 15, 2016

99.2	Press Release of TapImmune Inc., dated September 6, 2016

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks, uncertainties and assumptions, such as statements regarding the Company’s plans to list the Common Stock on the NASDAQ Capital Market. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including, without limitation, the results of the review by The NASDAQ Capital Market of the applicable transactions. The forward-looking statements made herein are based on the Company’s current expectations, assumptions and projections, which could prove to be incorrect. The forward-looking statements made herein speak only as of the date of this Current Report on Form 8-K and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAPIMMUNE INC.

Date: September 15, 2016	By:	/s/ Glynn Wilson
	Name:	Glynn Wilson
	Title:	Chairman and CEO

Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701- 4201 (775) 684-.5708 Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

TapImmune Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

500,000,000 authorized shares of Common Stock, par value $0.001 per share.

5,000,000 authorized shares of Preferred Stock, par value $0.001 per share.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

41,666,667 authorized shares of Common Stock, par value $0.001 per share.

5,000,000 authorized shares of Preferred Stock, par value $0.001 per share.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One (1) share of Common Stock will be issued in exchange for every twelve (12) shares of issued and outstanding Common Stock.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

All fractional shares of Common Stock will be rounded up to the nearest whole share.

7. Effective date and time of filing: (optional)    Date: September 16, 2016            Time:

                                                                                    (must not be later than 90 days after the certificate is filed)

8.	Signature: (required)

/s/ Glynn Wilson	Chairman and Chief Executive Officer
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split Revised: 1-5-15

Exhibit 99.1

TapImmune Announces Reverse Stock Split in Preparation for

Proposed Uplisting to NASDAQ Capital Market

JACKSONVILLE, Florida, September 15, 2016 / TapImmune Inc. (TPIV), a clinical-stage immuno-oncology company specializing in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of cancer and metastatic disease, announced today that its Board of Directors has approved a 1-for-12 reverse stock split of the Company’s authorized, issued, and outstanding common stock in preparation for its proposed listing of its common stock on the NASDAQ Capital Market. The Company believes that it will meet all of the listing requirements for listing the company’s common stock on the NASDAQ Capital Market.

The reverse stock split will become effective with the Financial Industry Regulatory Authority (FINRA) and in the marketplace on September 16, 2016, whereupon the shares of common stock will begin trading on a split-adjusted basis.

“This reverse stock split is an important step in TapImmune’s corporate development,” stated Dr. Glynn Wilson, CEO of TapImmune Inc. “Moving to a national exchange represents a significant step toward creating long-term stockholder value and attracting a broader, more diverse stockholder base.”

At the effective time of the 1-for-12 reverse stock split, every 12 shares of issued and outstanding common stock will be converted into 1 share of issued and outstanding common stock, and the authorized shares of common stock will be reduced from 500,000,000 to 41,666,667 shares. All fractional shares of common stock will be rounded up to the nearest whole share. Immediately after the reverse stock split becomes effective, the Company will have approximately 8,375,355 shares of common stock outstanding.

TapImmune’s common stock will trade under the ticker symbol “TPIVD” for a period of 20 business days after the reverse stock split has been effected in the marketplace, and stock certificates issued after the reverse stock split will bear the new CUSIP number 876033 408. Before any listing of the common stock on the NASDAQ Capital Market could occur, NASDAQ will need to approve the Company’s application for listing after the reverse stock split is completed. There can be no assurance that the Company’s application will be approved.

Stockholders of record are not required to send in their current stock certificates or evidence of book-entry or other electronic positions for exchange. Following the effectiveness of the reverse stock split, each stock certificate and book-entry or other electronic position representing issued and outstanding shares of the Company’s common stock will be automatically adjusted. Each paper stock certificate will represent one-twelfth of the shares listed thereon. Those stockholders holding common stock in “street name” will receive instructions from their brokers if they need to take any action in connection with the reverse stock split.

All of the Company’s options, warrants, and other convertible securities that are outstanding immediately before the reverse stock split will also be adjusted by dividing the number of shares of common stock into which the options, warrants, and other convertible securities are exercisable or convertible by 12 and multiplying the exercise or conversion price thereof by 12, all in accordance with the terms of the plans, agreements, or arrangements governing such options, warrants, and other convertible securities.

The Company is filing today a Form 8-K with the Securities and Exchange Commission that provides additional details regarding these matters, and readers are encouraged to read such Form 8-K and the exhibits thereto in their entirety.

About TapImmune Inc.

TapImmune Inc. is an immune-oncology company specializing in the development of innovative technologies for the treatment of cancer, including metastasis, and infectious disease. The Company’s peptide or nucleic acid-based immunotherapeutics, comprise one or multiple naturally processed epitopes (NPEs) designed to comprehensively stimulate a patients’ killer T-cells, helper T-cells and to restore or further augment antigen presentation by using proprietary nucleic acid-based expression systems. The Company’s technologies may be used as stand-alone medications or in combination with current treatment modalities. Please visit the Company’s website at www.tapimmune.com for details.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the results of the Phase II clinical trials, the ability to obtain regulatory approval of TPIV 200, the Company’s ability to raise future financing for continued development, the ability to successfully commercialize TPIV 200 and the ability to successfully achieve a Nasdaq Capital Market listing, as well as the risks and uncertainties set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

CONTACT:

TapImmune Inc.

Glynn Wilson, Ph.D.

Chairman & CEO

(866)-359-7541

Exhibit 99.2

TapImmune Issues Update: Multiple Phase 2 Trials, over $9 Million in New

Funding & NASDAQ Uplisting Application

JACKSONVILLE, Florida, September 6, 2016 / TapImmune, Inc. (TPIV), a clinical-stage immuno-oncology company specializing in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of cancer & metastatic disease, today issued a shareholder update regarding significant recent financial, clinical and regulatory milestones achieved, as well as an outlook on future catalysts.

Dear Shareholders:

We believe recent events have been transformative for TapImmune. We believe we are now funded to execute on the 4 Phase 2 clinical trials for our lead cancer vaccine TPIV 200, two of which have already started treating patients, with two more trials slated to commence enrollment in the coming few quarters. Our second cancer vaccine product, TPIV 110, is currently expected to enter a Phase 2 trial early in 2017. Based on the strength of our cancer vaccine technology, we have established collaborations with some of the top medical, biopharmaceutical, and governmental organizations in the world. Also, the U.S. Food and Drug Administration (FDA) has granted TPIV 200 Fast Track designation and Orphan Drug status. We look forward to a very active upcoming 18 months in which we anticipate the achievement of numerous clinical and corporate milestones. The following is an update on recent events and upcoming catalysts:

•	$9.0 Million Equity Raise & Elimination of $29 Million Derivative Liability

A number of our current investors have exercised a total of 12 million warrants, resulting in a $6 million cash infusion for TapImmune. We also recently closed on an additional $3 million financing through a private equity placement. Simultaneous to these transactions, certain of our outstanding warrants were restructured, leading to the elimination of $29 million of derivative liability. These two actions have bolstered the Company’s balance sheet.

•	NASDAQ Uplisting & Funding to Support 4 Phase 2 Trials

The $9 million cash influx, combined with the elimination of the derivative liability creates a balance sheet for TapImmune that enabled us to apply for an uplisting of our common stock to the NASDAQ Capital Market. It also provides available cash to execute on the 4 Phase 2 trials of our lead clinical candidate TPIV 200, while also providing funding for the continued advancement of our second clinical candidate TPIV 110, slated to enter Phase 2.

•	Key Executive Management Team Appointments

We recently bolstered our executive management team with the appointments of Dr. John Bonfiglio as President and Chief Operating Officer and Michael J. Loiacono as Chief Financial Officer, Chief Accounting Officer, and Corporate Secretary. Both previously served as consultants to TapImmune. Dr. Bonfiglio is an experienced biotech CEO who has led publicly traded companies through effective fund raising, successful clinical trials, and an uplisting to a major national stock exchange. Mr. Loiacono previously served as a publicly company CFO in charge of overall corporate strategy, mergers and acquisitions, corporate finance, and treasury.

•	Enrolling Patients: Phase 2 TPIV 200 Trial in Triple Negative Breast Cancer

We have opened 8 clinical sites and begun treating patients in a Phase 2 trial of our Folate Receptor Alpha cancer vaccine, TPIV 200, in the treatment of triple negative breast cancer, one of the most difficult to treat cancers representing a clear unmet medical need. The open-label, 80 patient clinical trial is designed to evaluate dosing regimens, adjuvants, efficacy, and immune responses in women with triple negative breast cancer. Key data from the trial is expected to be included in a future New Drug Application submission to the FDA for marketing clearance. This trial is sponsored and conducted by TapImmune.

•	Enrolling Patients: Phase 2 Trial at Memorial Sloan Kettering of TPIV 200 in Ovarian Cancer

A Phase 2 study of TPIV 200 in ovarian cancer patients who are not responsive to platinum, a commonly used chemotherapy for ovarian cancer, sponsored by Memorial Sloan Kettering Cancer Center, and in collaboration with AstraZeneca and TapImmune has begun enrollment for a 40 patient study. The open-label study is designed to evaluate a combination therapy which includes our TPIV 200 T-cell vaccine and AstraZeneca’s checkpoint inhibitor, durvalumab. Because they are unresponsive to platinum, these patients have no real options left. If the combination therapy proves effective, we believe it would address a critical unmet need. TPIV 200 has received Orphan Drug designation for use in the treatment of ovarian cancer.

•	Enrollment to Commence in Q4 2016: Phase 2 Mayo Clinic-U.S. DOD Trial of TPIV 200 in Triple Negative Breast Cancer

We anticipate this Phase 2 study of TPIV 200 in the treatment of triple negative breast cancer, conducted by the Mayo Clinic and sponsored by the U.S. Department of Defense (DOD), will begin to enroll patients in the fourth quarter of this year. The anticipated 280 patient study will be led by Dr. Keith Knutson of the Mayo Clinic in Jacksonville, Florida. Dr. Knutson is the inventor of the technology and an advisor to TapImmune. While TapImmune is supplying doses of TPIV 200 for the trial, the remaining costs associated with conducting this study will be funded by a $13.3 million grant made by the DOD to the Mayo Clinic.

•	Clinical Sites to Open in Q4 2016: Phase 2 TPIV 200 Trial in Platinum-Sensitive Ovarian Cancer

By the end of 2016, we expect to have at least one clinical site open in a Phase 2 trial of TPIV 200 in 80 ovarian cancer patients who are responsive to platinum. We have received the FDA’s Fast Track designation to develop TPIV 200 as a maintenance therapy in combination with platinum, in platinum responsive ovarian cancer. This multi-center, double-blind efficacy study is sponsored and conducted by TapImmune.

•	Open IND with FDA for TPIV 110 in Q4 2016: Phase 2 Protocol Now in Preparation

We have reformulated our second cancer vaccine product, TPIV 110, following very strong safety and immune responses from a Phase 1 Mayo Clinic study. TPIV 110 targets Her2/neu, which makes it applicable to breast, ovarian and colorectal cancer. The reformulated product adds a fifth antigen which should produce an even more robust immune response activating both CD4+ and CD8+ T-cells. We have requested a pre-Investigational New Drug (IND) meeting with the FDA and submitted questions to the FDA related to opening the IND. A response from the FDA is expected in September and we anticipate having an open IND by year-end pending comments from FDA. The protocol for a Phase 2 trial of TPIV 110 in the treatment of Her2/neu positive breast cancer patients has been designed and is now being reviewed by our Scientific Advisory Board and collaborators.

•	TPIV Products are Off-the-Shelf, Commercially Viable, with Excellent Potential Margins

We are continuously working on improving our product formulation and supply. We believe TPIV 200 and TPIV 110 are both very stable, off-the-shelf, lyophilized products that only require reconstitution at the clinical site before injection. We believe the investments we have made in the formulation work we have performed will result in a commercially viable product with excellent potential profit margins.

•	Robust Product Data & Independent Vetting Key to High-Value Collaborations

We believe the Phase 1 data produced for both TPIV 200 and TPIV 110 in collaboration with the Mayo Clinic are the driving force behind the high-value collaborations we have been able to maintain and establish with organizations including Mayo Clinic, AstraZeneca, Sloan Kettering, and the U.S. Department of Defense. As we move forward into advancing the Phase 2 studies, some of which are represent collaboration with prestigious third party organizations, we believe this represents further independent vetting of potential of our technology.

Sincerely,

Glynn Wilson, Ph.D.

Chairman and Chief Executive Officer

TapImmune, Inc.

About TapImmune Inc.

TapImmune Inc. is an immune-oncology company specializing in the development of innovative technologies for the treatment of cancer, including metastasis, and infectious disease. The Company’s peptide or nucleic acid-based immunotherapeutics, comprise one or multiple naturally processed epitopes (NPEs) designed to comprehensively stimulate a patients’ killer T-cells, helper T-cells and to restore or further augment antigen presentation by using proprietary nucleic acid-based expression systems. The Company’s technologies may be used as stand-alone medications or in combination with current treatment modalities. Please visit the Company’s website at www.tapimmune.com for details.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the results of the Phase II clinical trials, the ability to obtain regulatory approval of TPIV 200, the Company’s ability to raise future financing for continued development and the ability to successfully commercialize TPIV 200 as well as the risks and uncertainties set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

CONTACTS:

TapImmune Inc.,

Glynn Wilson, Ph.D.

Chairman & CEO

(866)-359-7541